UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 12, 2017

Emmaus Life Sciences, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-53072	41-2254389
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

21250 Hawthorne Boulevard, Suite 800, Torrance, CA 90503

(Address, including zip code, off principal executive offices)

Registrant’s telephone number, including area code 310-214-0065

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13a) of the Exchange Act.

☐

Item 1.01                                           Entry into a Material Definitive Agreement

On June 12, 2017, Emmaus Life Sciences, Inc. (“we,” “our,” “us,” “Emmaus,” or the “Company”) entered into a Management Control Acquisition Agreement (the “MCAA”) with Telcon Holdings Corporation (“Telcon Holdings”), a Korean corporation, and Telcon Inc. (“Telcon”), a Korean-based public company whose shares are listed on KOSDAQ, a trading board of Korea Exchange in South Korea.  The MCAA provides that the Emmaus will invest $35.5 Billion KRW (approximately $31.3 million USD) to purchase 6,501,831 shares of Telcon’s common stock shares at a purchase price of 5,460 KRW (approximately $4.83 USD) per share.  Upon consummation of the MCAA, Emmaus will be Telcon’s largest shareholder owning approximately 10.0% of Telcon’s outstanding common stock shares.

The MCAA further provides that Telcon will hold board of directors and shareholders meetings on June 27, 2017 or the date agreed to by both parties for Emmaus to assume management control of Telcon and to elect seven board members as follows: one member appointed by Telcon Holdings; two members appointed by Vivozon, Inc.; and four members appointed by Emmaus, including the Chairman of the Board and the Chief Executive Officer.

Under the MCAA, Telcon and Telcon Holdings make certain representations and warranties, including that Telcon Holdings must ensure that Emmaus is not threatened by hostile mergers and acquisitions, and Telcon Holding grants to Emmaus the first right of refusal to purchase Telcon shares owned by Telcon Holdings and if Telcon shares sold by Telcon Holdings are used to vote against Emmaus, Telcon Holdings agrees to compensate Emmaus for any damages Emmaus incurs, unless the share transfer was previously agreed by Emmaus.  In addition, Telcon agrees to take the necessary procedures to amend its articles of incorporation and bylaws as necessary to comply with the MCAA.

In connection with the execution of the MCAA, on June, 12, 2017, Emmaus entered into an API Supply Agreement (the “API Agreement”) with Telcon pursuant to which Telcon will pay Emmaus about $36 billion KRW (approximately $31.8 million USD) in consideration of the right to supply 25% of Emmaus requirements for bulk containers of Pharmaceutical Grade L-glutamine for a fifteen-year term. Under the API Agreement, Emmaus guarantees that each calendar year, for the duration of the term, Telcon will receive at least $5 million USD revenue and an annual profit of $2.5 million USD and grants to Telcon a security interest in shares of KPM Tech common stock held by the Emmaus until the first $5 million in revenue and $2.5 million in profit are reached.

Additionally, on June 15, 2017, Emmaus and Telcon entered into exclusive distribution agreements for the distribution of L-glutamine powder for diverticulosis treatment for the Australia territory, and the South Korea, Japan and China Territories, respectively (each a “Distribution Agreement” and collectively, the “Distribution Agreements”).  Each Distribution Agreement is for a two-year term which is to automatically renew for an additional one-year period, unless terminated by either party by written notice given no less than 30 days prior to lapse of the initial term.  Further, in consideration of the exclusive distribution rights under the South Korea, Japan and China Distribution Agreement, Telcon agrees to make an upfront payment of $5 million USD to Emmaus by June 19, 2017 and another payment of $5 million USD within one month after December 27, 2017.  Under the Australia Distribution Agreement,

Telcon agrees to make a payment of $5 million to Emmaus within two months after December 27, 2017.  Under the Distribution Agreements, Telcon shall use commercially reasonable best efforts to maintain a competent and experienced sales force sufficient to adequately serve each territory and use commercially reasonable best efforts to actively and diligently promote the sale of the products in the territories.  Telcon has the sole authority to determine the prices of the products sold by it during the term and to establish its own pricing policy for the products in the territories, including price increases or decreases.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 16, 2017	EMMAUS LIFE SCIENCES, INC.

	By:	/s/ WILLIS C. LEE
	Name:	Willis C. Lee
	Title:	Chief Financial Officer